CHS Inc.
Land O’Lakes, Inc.
News Release
For Immediate Release

For Information Contact:	Lani Jordan 651-355-4946 lani.jordan@chsinc.com

Lydia Botham 651-481-2123 lrbotham@landolakes.com

Land O’Lakes and CHS Focus on
Repositioning Retail Agronomy Operations
INVER GROVE HEIGHTS, Minn. (July 11, 2007) — Land O’Lakes, Inc. and CHS Inc. today said they are exploring strategic alternatives, including repositioning, for the retail agronomy business of Agriliance LLC. Land O’Lakes and CHS each hold 50-percent interest in Agriliance LLC.
The two companies said that they have retained BMO Capital Markets (Chicago Office) to assist them in the repositioning process, and are currently in exclusive negotiations exploring the sale of The Agronomy Company of Canada, ProSource One and Agriliance retail locations in the southern U.S. to a group which includes certain members of the Agriliance management team and financial backers.
Last month, CHS and Land O’Lakes announced they were repositioning the Agriliance crop nutrients and crop protection products businesses. Land O’Lakes will acquire the crop protection products operations and related technical and support services, and plans to align it closely with its existing CROPLAN GENETICS® seed business. CHS will acquire the wholesale crop nutrients business, which will be operated as part of its Ag Business segment. This repositioning is expected to be completed in September.
At the time of the initial announcement, officials of the two companies said the repositioning would align each business segment (wholesale crop nutrients and crop protection products) with the core competencies and strengths of each parent company and is intended to intensify the focus on each business, provide opportunities for cost reduction and enable the even more effective supply of valuable crop inputs to members and customers. The repositioning of the operations announced today is consistent with those goals, they said.
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Agriliance Retail Operations — Page 2 of 2
About the companies
CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives. A Fortune 500 company, CHS is owned by farmers, ranchers and cooperatives from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas, along with thousands of preferred stockholders. CHS provides products and services ranging from grain marketing to food processing to meet the needs of customers around the world. It also operates petroleum refineries/pipelines and, through a broad range of working partnerships, markets and distributes Cenex® brand energy products and renewable fuels, along with agronomic inputs and livestock feed to rural America. CHS is listed on the NASDAQ at CHSCP.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.